EX.99.h.xiv

EXPENSE LIMITATION AGREEMENT

FOR

FQF TRUST

AND ITS SEPARATE SERIES

QuantShares U.S. MARKET NEUTRAL Momentum Fund

quantshares U.S. Market neutral value fund

quantshares u.s. market neutral size fund

quantshares u.s. market neutral anti-beta fund

QUANTSHARES HEDGED DIVIDEND INCOME FUND

QUANTSHARES EQUAL WEIGHTED VALUE FACTOR FUND

QUANTSHARES EQUAL WEIGHTED LOW BETA FACTOR FUND

QUANTSHARES EQUAL WEIGHTED HIGH MOMENTUM FACTOR FUND

53 State Street, Suite 1308

Boston, MA 02109

February 15, 2017

Board of Trustees of FQF Trust

c/o FFCM LLC

53 State Street, Suite 1308

Boston, MA 02109

Dear Board of Trustees of FQF Trust:

Each of the above-named funds (the “Funds”) is a series of FQF Trust, a Delaware statutory trust (“Trust”).

We hereby agree until the date noted on Schedule A (“Limitation Period”), to waive current payment of fees and/or reimburse expenses of the Funds (excluding interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund), so that the net annual fund operating expenses (“Operating Expenses”) of each Fund are limited to the rate per annum, as noted on Schedule A, of the Fund’s average daily net assets (“Expense Limitation”).

Each Fund agrees to repay us for any fees forgone by us under this Expense Limitation or any Operating Expenses we reimburse in excess of this Expense Limitation, provided the repayments do not cause that Fund’s total operating expenses (exclusive of interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund) to exceed the annual rate of average daily net assets as noted for the Fund on Schedule A, and the repayments are made within three years of the date on which they are incurred. Any repayment to us by a Fund for fees forgone or expenses reimbursed by us under any prior Expense Limitation cannot cause that Fund’s total operating expenses (exclusive of interest, taxes, brokerage commissions and other expenses that are capitalized in accordance with generally accepted accounting principles, dividend, interest and brokerage expenses for short positions, acquired fund fees and expenses, and extraordinary expenses of the Fund) to exceed the lower of the annual rate of average daily net assets as noted for the Fund on Schedule A and the annual rate of daily net assets for the Fund under the terms of the prior Expense Limitation.

We understand that we shall look only to the assets attributable to the respective Fund for performance of this agreement and for payment of any claim we may have hereunder, and neither any other series of the Trust, nor any of the Trust’s trustees, officers, employees, agents, or shareholders, whether past, present or future, shall be personally liable therefor.

This agreement is made and to be performed principally in the Commonwealth of Massachusetts, and except insofar as the Investment Company Act of 1940, as amended, or other federal laws and regulations may be controlling, this agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of Delaware. Any amendment to this agreement shall be in writing signed by the parties hereto.

This undertaking will continue in effect with respect to each Fund until at least the dates set forth in Schedule A and may only be terminated or amended upon the approval of the Board of Trustees of FQF Trust. This undertaking will automatically terminate if the Adviser’s Investment Advisory Agreement with the Fund terminates.

Very truly yours,

FFCM LLC

By:	/s/William Carey

Name: William Carey
Title: Chief Executive Officer

AGF Management Ltd.
By:	/s/Adrian Basaraba

Name: Adrian Basaraba
Title: Chief Financial Officer

By:	/s/Mark Adams

Name: Mark Adams
Title: SVP, General Counsel & Corporate Secretary

SCHEDULE A

Fund	Limitation Period	Expense Limitation
QuantShares U.S. Market Neutral Momentum Fund	through November 1, 2018	0.75%
QuantShares U.S. Market Neutral Value Fund	through November 1, 2018	0.75%
QuantShares U.S. Market Neutral Size Fund	through November 1, 2018	0.75%
QuantShares U.S. Market Neutral Anti-Beta Fund	through November 1, 2018	0.75%
QuantShares Hedged Dividend Income Fund	through November 1, 2018	0.75%
QuantShares Equal Weighted Value Factor Fund	through November 1, 2018	0.65%
QuantShares Equal Weighted Low Beta Factor Fund	through November 1, 2018	0.65%
QuantShares Equal Weighted High Momentum Factor Fund	through November 1, 2018	0.65%